Exhibit 99.1

Palomar Holdings, Inc. Reports First Quarter 2021 Results

LA JOLLA, Calif. (May 5, 2021) — Palomar Holdings, Inc. (NASDAQ:PLMR) (“Palomar” or “Company”) reported net income of $16.6 million, or $0.63 per diluted share, for the first quarter of 2021 as compared to $11.8 million, or $0.48 per diluted share, for the first quarter of 2020. Adjusted net income(1) was $19.3 million, or $0.73 per diluted share, for the first quarter of 2021 as compared to $12.3 million, or $0.50 per diluted share, for the first quarter of 2020.

First Quarter 2021 Highlights

●	Gross written premiums increased by 44.9% to $103.6 million compared to $71.5 million in the first quarter of 2020
●	Net income increased by 41.2% to $16.6 million compared to $11.8 million in the first quarter of 2020
●	Adjusted net income(1) increased by 56.5% to $19.3 million compared to $12.3 million in the first quarter of 2020
●	Total loss ratio of negative 9.4% compared to 5.4% in the first quarter of 2020
●	Combined ratio of 60.4% compared to 63.6% in the first quarter of 2020
●	Adjusted combined ratio(1) of 53.3%, compared to 61.6% in the first quarter of 2020
●	Annualized return on equity of 18.0%, compared to 19.7% in the first quarter of 2020
●	Annualized adjusted return on equity(1) of 20.8%, compared to 20.6% in the first quarter of 2020

(1)See discussion of “Non-GAAP and Key Performance Indicators” below.

“As we exited 2020, the Palomar team felt we had considerable momentum in our business; the strong growth in the first quarter of 2021 confirmed this belief.  During the quarter we generated gross written premium growth of 45% while also executing upon new and existing underwriting actions that we believe will translate into attractive risk adjusted returns and earnings predictability,” commented Mac Armstrong, Chairman and Chief Executive Officer. “Our strong top line results were led by our earthquake products, which in the case of the commercial offerings grew 96% year-over-year and 25% in the case of our Residential Earthquake offerings.  Additionally, new products continued to gather momentum and grow at exceptional rates; most notably, our Inland Marine products grew 315% year-over-year. The traction we gained across our entire portfolio continues to validate our specialty insurance offerings. Lastly, our E&S carrier, Palomar Excess and Surplus Insurance Company, better known as PESIC, grew rapidly, approaching $100 million in annualized gross written premiums in just its second full quarter of operation. PESIC continues to provide opportunities to extend the reach of our existing products and expand our addressable market.”

Mr. Armstrong continued, “In addition to our focus on delivering strong top-line growth, we also started 2021 acutely focused on generating consistent earnings. Beyond underwriting changes, rate increases and winding-down certain unprofitable segments of the business, we made notable enhancements to our robust risk transfer strategy. Specifically, we successfully placed $25 million of aggregate excess of loss reinsurance limit during the quarter.  The net effect of this new reinsurance facility is that it puts a floor on our operating results should we experience severe catastrophe activity levels like those in 2020. While we aim to grow and capture an increasing share of our significant market opportunity, we must also prudently protect our balance sheet and earnings. The first quarter is a stellar demonstration of this approach.  Looking ahead, we believe we have made the necessary adjustments to position the Company for continued success and we are excited about the multiple avenues for profitable growth in 2021 and beyond.”

Underwriting Results

Gross written premiums increased 44.9% to $103.6 million compared to $71.5 million in the first quarter of 2020, while net earned premiums increased 35.2% compared to the prior year’s first quarter. During the quarter, Winter Storm Uri (“Uri”) caused the Company to incur additional reinsurance charges related to the reinstatement of its reinsurance program. For the first half of 2021, Uri will result in a net underwriting loss of approximately $1.0 million comprised of approximately $4.0 million of additional reinsurance expense in the first quarter of 2021 and similar additional reinsurance expense in the second quarter of 2021 partially offset by negative net losses in the first quarter of 2021.

Losses and loss adjustment expenses for the first quarter were negative $4.4 million due to attritional losses of $5.2 million offset by $2.4 million of favorable prior year development on 2020 catastrophe losses and reinsurance recoveries. The loss ratio for the quarter was negative 9.4%, including an attritional loss ratio of 11.1%, compared to a loss ratio of 5.4% during the same period last year comprised entirely of attritional losses. Non-catastrophe losses increased mainly due to growth of lines of business subject to attritional losses such as Specialty Homeowners, Flood, and Inland Marine.

Underwriting income(1) was $18.6 million resulting in a combined ratio of 60.4% compared to underwriting income of $12.7 million and a combined ratio of 63.6% during the same period last year. The first quarter of 2021 results include certain expenses related to the Company’s transactions and stock offerings, stock-based compensation, amortization of intangibles, and catastrophe bond issuances. The first quarter of 2020 results include certain expenses related to the Company’s transactions and stock offerings and stock-based compensation. Without these items, the Company’s adjusted combined ratio(1)  was 53.3% in the first quarter compared to 61.6% during the same period last year.

Investment Results

Net investment income increased by 9.0% to $2.2 million compared to $2.0 million in the prior year’s first quarter. The year-over-year increase was primarily due to a higher average balance of investments held during the three months ended March 31, 2021, offset by lower yields on invested assets. Funds are generally invested conservatively in high quality securities, including government agency, asset and mortgage-backed securities, municipal and corporate bonds with an average credit quality of "A1/A". The weighted average duration of the fixed-maturity investment portfolio, including cash equivalents, was 3.97 years at March 31, 2021. Cash and invested assets totaled $436.7 million at March 31, 2021. During the current year first quarter, the Company recognized realized and unrealized losses of $739 thousand due to unrealized losses on fixed income based equity securities as compared to realized and unrealized gains of $440 thousand gain in last year’s first quarter.

Tax Rate

The effective tax rate for the three months ended March 31, 2021 was 17.3% compared to 22.3% for the three months ended March 31, 2020. For the current quarter, the Company’s income tax rate differed from the statutory rate due to the tax impact of the permanent component of employee stock option exercises.

Stockholders’ Equity and Returns

Stockholders' equity was $376.4 million at March 31, 2021, compared to $363.7 million at December 31, 2020. For the three months ended March 31, 2021, the Company’s annualized return on equity(1) was 18.0% compared to 19.7% for the same period last year while annualized adjusted return on equity was 20.8% compared to 20.6% for the same period last year.

Full Year 2021 Outlook

For the full year 2021, the Company expects to achieve adjusted net income of $64 million to $69 million, which considers the impact of Winter Storm Uri.

Conference Call

As previously announced, Palomar will host a conference call May 6, 2021, to discuss its first quarter 2021 results at 12:00 p.m. (Eastern Time). The conference call can be accessed by dialing 1-877-423-9813 (domestic) or 1-201-689-8573 (international) and asking for the Palomar First Quarter 2021 Earnings Call. A telephonic replay will be available approximately two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671 and providing the access code 13719028. The telephonic replay will be available until 11:59 pm (Eastern Time) on May 13, 2021.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company’s website at http://ir.palomarspecialty.com/.  The online replay will remain available for a limited time beginning immediately following the call.

About Palomar Holdings, Inc.

Palomar Holdings, Inc. is the holding company of subsidiaries Palomar Specialty Insurance Company (“PSIC”), Palomar Specialty Reinsurance Company Bermuda Ltd., Palomar Insurance Agency, Inc. and Palomar Excess and Surplus Insurance Company. Palomar is an innovative insurer that focuses on the provision of specialty insurance for residential and commercial clients. Palomar’s underwriting and analytical expertise allow it to concentrate on certain markets that it believes are underserved by other insurance companies, such as the markets for earthquake, hurricane and flood insurance. Palomar’s principal insurance subsidiary, Palomar Specialty Insurance Company, is an admitted carrier in 32 states and has an A.M. Best financial strength rating of “A-” (Excellent).

To learn more, visit PLMR.com

Follow Palomar on Facebook, LinkedIn and Twitter: @PLMRInsurance

Non-GAAP and Key Performance Indicators

Palomar discusses certain key performance indicators, described below, which provide useful information about the Company’s business and the operational factors underlying the Company’s financial performance.

Underwriting revenue is a non-GAAP financial measure defined as total revenue, excluding net investment income and net realized and unrealized gains and losses on investments. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of total revenue calculated in accordance with GAAP to underwriting revenue.

Underwriting income is a non-GAAP financial measure defined as income before income taxes excluding net investment income and net realized and unrealized gains and losses on investments. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of income before income taxes calculated in accordance with GAAP to underwriting income.

Adjusted net income is a non-GAAP financial measure defined as net income excluding the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook, net of tax impact. Palomar calculates the tax impact only on adjustments which would be included in calculating the Company’s income tax expense using the estimated tax rate at which the company received a deduction for these adjustments. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of net income calculated in accordance with GAAP to adjusted net income.

Return on equity is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

Adjusted return on equity is a non-GAAP financial measure defined as adjusted net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of return on equity calculated using unadjusted GAAP numbers to adjusted return on equity.

Loss ratio, expressed as a percentage, is the ratio of losses and loss adjustment expenses, to net earned premiums.

Expense ratio, expressed as a percentage, is the ratio of acquisition and other underwriting expenses, net of commission and other income to net earned premiums.

Combined ratio is defined as the sum of the loss ratio and the expense ratio. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Adjusted combined ratio is a non-GAAP financial measure defined as the sum of the loss ratio and the expense ratio calculated excluding the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of combined ratio calculated using unadjusted GAAP numbers to adjusted combined ratio.

Diluted adjusted earnings per share is a non-GAAP financial measure defined as adjusted net income divided by the weighted-average common shares outstanding for the period, reflecting the dilution which could occur if equity-based awards are converted into common share equivalents as calculated using the treasury stock method. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of diluted earnings per share calculated in accordance with GAAP to diluted adjusted earnings per share.

Catastrophe loss ratio is a non-GAAP financial measure defined as the ratio of catastrophe losses to net earned premiums. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of loss ratio calculated using unadjusted GAAP numbers to catastrophe loss ratio.

Adjusted combined ratio excluding catastrophe losses is a non-GAAP financial measure defined as adjusted combined ratio excluding the impact of catastrophe losses.  See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of combined ratio calculated using unadjusted GAAP numbers to adjusted combined ratio excluding catastrophe losses.

Tangible stockholders’ equity is a non-GAAP financial measure defined as stockholders’ equity less intangible assets. See “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of stockholders’ equity calculated in accordance with GAAP to tangible stockholders’ equity.

Safe Harbor Statement

Palomar cautions you that statements contained in this press release may regard matters that are not historical facts but are forward-looking statements. These statements are based on the company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by Palomar that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business. The forward-looking statements are typically, but not always, identified through use of the words "believe," "expect," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected results or delays in development and regulatory review, regulatory approval requirements, the frequency and severity of adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private

Securities Litigation Reform Act of 1995.

Contact

Media Inquiries

Sarah Flocken

1-240-630-0316

sarah@conwaymarketinggroup.com

Investor Relations

Shannon Devine

1-619-771-1743

investors@plmr.com

Source: Palomar Holdings, Inc.

Summary of Operating Results

The following table summarizes the Company’s results for the three months ended March 31, 2021 and 2020:

	Three months ended
	March 31,
	2021	2020	Change	% Change

	($ in thousands, except per share data)
Gross written premiums	$103,577	71,494	$32,083	44.9%
Ceded written premiums	(43,364)	(29,495)	(13,869)	47.0%
Net written premiums	60,213	41,999	18,214	43.4%
Net earned premiums	47,053	34,806	12,247	35.2%
Commission and other income	711	738	(27)	(3.7)%
Total underwriting revenue (1)	47,764	35,544	12,220	34.4%
Losses and loss adjustment expenses	(4,423)	1,863	(6,286)	(337.4)%
Acquisition expenses	19,313	13,046	6,267	48.0%
Other underwriting expenses	14,248	7,951	6,297	79.2%
Underwriting income (1)	18,626	12,684	5,942	46.8%
Net investment income	2,219	2,035	184	9.0%
Net realized and unrealized gains (losses) on investments	(739)	440	(1,179)	(268.0)%
Income before income taxes	20,106	15,159	4,947	32.6%
Income tax expense	3,476	3,384	92	2.7%
Net income	$16,630	$11,775	$4,855	41.2%
Adjustments:
Expenses associated with transactions and stock offerings	410	253	157	NM
Stock-based compensation expense	938	442	496	NM
Amortization of intangibles	337	—	337	NM
Expenses associated with catastrophe bond, net of rebate	1,683	—	1,683	NM
Tax impact	(712)	(149)	(563)	NM
Adjusted net income (1)	$19,286	$12,321	$6,965	56.5%
Key Financial and Operating Metrics
Annualized return on equity	18.0%	19.7%
Annualized adjusted return on equity (1)	20.8%	20.6%
Loss ratio	(9.4)%	5.4%
Expense ratio	69.8%	58.2%
Combined ratio	60.4%	63.6%
Adjusted combined ratio (1)	53.3%	61.6%
Diluted earnings per share	$0.63	$0.48
Diluted adjusted earnings per share (1)	$0.73	$0.50
Catastrophe losses	$(9,631)	$—
Catastrophe loss ratio (1)	(20.5)%	—%
Adjusted combined ratio excluding catastrophe losses (1)	73.7%	61.6%
NM- not meaningful

(1)- Indicates non-GAAP financial measure, see “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of the non-GAAP financial measures to their most directly comparable financial measures prepared in accordance with GAAP.

Condensed Consolidated Balance sheets

Palomar Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)

(in thousands, except shares and par value data)

	March 31,	December 31,
	2021	2020
	(Unaudited)
Assets
Investments:
Fixed maturity securities available for sale, at fair value (amortized cost: $393,419 in 2021; $381,279 in 2020)	$402,281	$397,987
Equity securities, at fair value (cost: $10,102 in 2021; $22,291 in 2020)	10,535	24,322
Total investments	412,816	422,309
Cash and cash equivalents	23,577	33,538
Restricted cash	271	248
Accrued investment income	2,501	2,545
Premium receivable	50,205	48,842
Deferred policy acquisition costs	39,465	35,481
Reinsurance recoverable on unpaid losses and loss adjustment expenses	188,448	94,566
Reinsurance recoverable on paid losses and loss adjustment expenses	29,162	10,162
Ceded unearned premiums	34,156	35,031
Prepaid expenses and other assets	33,402	34,119
Property and equipment, net	677	739
Intangible assets, net	11,186	11,512
Total assets	$825,866	$729,092
Liabilities and stockholders' equity
Liabilities:
Accounts payable and other accrued liabilities	$19,574	$20,730
Reserve for losses and loss adjustment expenses	207,464	129,036
Unearned premiums	195,773	183,489
Ceded premium payable	17,740	22,233
Funds held under reinsurance treaty	5,750	4,515
Deferred tax liabilities, net	3,183	5,376
Total liabilities	449,484	365,379
Stockholders' equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, 0 shares issued and outstanding as of March 31, 2021 and December 31, 2020	—	—
Common stock, $0.0001 par value, 500,000,000 shares authorized, 25,589,750 and 25,525,796 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	3	3
Additional paid-in capital	312,745	310,507
Accumulated other comprehensive income	7,047	13,246
Retained earnings	56,587	39,957
Total stockholders' equity	376,382	363,713
Total liabilities and stockholders' equity	$825,866	$729,092

Condensed Consolidated Income Statement

Palomar Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income (Unaudited)

(in thousands, except shares and per share data)

	Three Months Ended
	March 31,
	2021	2020
Revenues:
Gross written premiums	$103,577	$71,494
Ceded written premiums	(43,364)	(29,495)
Net written premiums	60,213	41,999
Change in unearned premiums	(13,160)	(7,193)
Net earned premiums	47,053	34,806
Net investment income	2,219	2,035
Net realized and unrealized gains (losses) on investments	(739)	440
Commission and other income	711	738
Total revenues	49,244	38,019
Expenses:
Losses and loss adjustment expenses	(4,423)	1,863
Acquisition expenses	19,313	13,046
Other underwriting expenses (includes stock-based compensation of $938 and $442 for the three months ended March 31, 2021 and 2020, respectively)	14,248	7,951
Total expenses	29,138	22,860
Income before income taxes	20,106	15,159
Income tax expense	3,476	3,384
Net income	16,630	11,775
Other comprehensive income, net:
Net unrealized losses on securities available for sale for the three months ended March 31, 2021 and 2020, respectively	(6,199)	(5,833)
Net comprehensive income	$10,431	$5,942
Per Share Data:
Basic earnings per share	$0.65	$0.49
Diluted earnings per share	$0.63	$0.48

Weighted-average common shares outstanding:
Basic	25,552,629	24,119,263
Diluted	26,256,281	24,778,608

Underwriting Segment Data

The Company has a single reportable segment and offers primarily earthquake, wind, inland marine, and flood insurance products. Gross written premiums (GWP) by product and location are presented below:

	Three Months Ended March 31,
	2021		2020

	($ in thousands)
		% of		% of		%
	Amount	GWP	Amount	GWP	Change	Change
Product
Residential Earthquake	$35,898	34.7%	$28,756	40.2%	$7,142	24.8%
Commercial Earthquake	21,277	20.5%	10,848	15.2%	10,429	96.1%
Specialty Homeowners	14,002	13.5%	9,845	13.8%	4,157	42.2%
Commercial All Risk	8,190	7.9%	12,456	17.4%	(4,266)	(34.2)%
Inland Marine	7,834	7.6%	1,890	2.6%	5,944	314.5%
Hawaii Hurricane	6,137	5.9%	2,695	3.8%	3,442	127.7%
Residential Flood	2,283	2.2%	1,526	2.1%	757	49.6%
Other	7,956	7.7%	3,478	4.9%	4,478	128.8%
Total Gross Written Premiums	$103,577	100.0%	$71,494	100.0%	$32,083	44.9%

During the three months ended March 31, 2021, PSIC accounted for $79.8 million or approximately 77% of our gross written premiums and PESIC accounted for $23.8 million or approximately 23% of our gross written premiums.

	Three Months Ended March 31,
	2021		2020

	($ in thousands)
		% of		% of
	Amount	GWP	Amount	GWP
State
California	$50,502	48.8%	$32,751	45.8%
Texas	11,054	10.7%	15,791	22.1%
Hawaii	6,920	6.7%	3,052	4.3%
Florida	6,058	5.8%	—	0.0%
Washington	4,088	3.9%	2,606	3.6%
North Carolina	3,888	3.8%	1,684	2.4%
Oregon	2,904	2.8%	2,097	2.9%
Illinois	2,522	2.4%	1,147	1.6%
Other	15,641	15.1%	12,366	17.3%
Total Gross Written Premiums	$103,577	100.0%	$71,494	100.0%

Gross and net earned premiums

The table below shows the amount of premiums the Company earned on a gross and net basis and the Company’s net earned premiums as a percentage of gross earned premiums for each period presented:

	Three Months Ended
	March 31,
	2021	2020	Change	% Change

	($ in thousands)
Gross earned premiums	$91,293	$64,974	$26,319	40.5%
Ceded earned premiums	(44,240)	(30,168)	(14,072)	46.6%
Net earned premiums	$47,053	$34,806	$12,247	35.2%

Net earned premium ratio	51.5%	53.6%

Loss detail

	Three Months Ended
	March 31,
	2021	2020	Change	% Change

	($ in thousands)
Catastrophe losses	$(9,631)	$—	$(9,631)	NM
Non-catastrophe losses	5,208	1,863	3,345	179.5%
Total losses and loss adjustment expenses	$(4,423)	$1,863	$(6,286)	(337.4)%

NM- not meaningful

The following table represents a reconciliation of changes in the ending reserve balances for losses and loss adjustment expenses:

	Three Months Ended March 31,
	2021	2020

	(in thousands)
Reserve for losses and LAE net of reinsurance recoverables at beginning of period	$34,470	$3,869
Add: Incurred losses and LAE, net of reinsurance, related to:
Current year	(1,696)	2,179
Prior years	(2,727)	(316)
Total incurred	(4,423)	1,863
Deduct: Loss and LAE payments, net of reinsurance, related to:
Current year	1,680	351
Prior years	9,351	883
Total payments	11,031	1,234
Reserve for losses and LAE net of reinsurance recoverables at end of period	19,016	4,498
Add: Reinsurance recoverables on unpaid losses and LAE at end of period	188,448	13,854
Reserve for losses and LAE gross of reinsurance recoverables on unpaid losses and LAE at end of period	$207,464	$18,352

Reconciliation of Non-GAAP Financial Measures

For the three months ended March 31, 2021 and 2020, the Non-GAAP financial measures discussed above reconcile to their most comparable GAAP measures as follows:

Underwriting revenue

	Three Months Ended
	March 31,
	2021	2020

	(in thousands)
Total revenue	$49,244	$38,019
Net investment income	(2,219)	(2,035)
Net realized and unrealized (gains) losses on investments	739	(440)
Underwriting revenue	$47,764	$35,544

Underwriting income

	Three Months Ended
	March 31,
	2021	2020

	(in thousands)
Income before income taxes	$20,106	$15,159
Net investment income	(2,219)	(2,035)
Net realized and unrealized (gains) losses on investments	739	(440)
Underwriting income	$18,626	$12,684

Adjusted net income

	Three Months Ended
	March 31,
	2021	2020

	(in thousands)
Net income	$16,630	$11,775
Adjustments:
Expenses associated with transactions and stock offerings	410	253
Stock-based compensation expense	938	442
Amortization of intangibles	337	—
Expenses associated with catastrophe bond, net of rebate	1,683	—
Tax impact	(712)	(149)
Adjusted net income	$19,286	$12,321

Adjusted return on equity

	Three Months Ended
	March 31,
	2021	2020

	($ in thousands)

Annualized adjusted net income	$77,144	$49,284
Average stockholders' equity	$370,048	$239,688
Annualized adjusted return on equity	20.8%	20.6%

Adjusted combined ratio

	Three Months Ended
	March 31,
	2021	2020

	($ in thousands)
Numerator: Sum of losses and loss adjustment expenses, acquisition expenses, and other underwriting expenses, net of commission and other income	$28,427	$22,122
Denominator: Net earned premiums	$47,053	$34,806
Combined ratio	60.4%	63.6%
Adjustments to numerator:
Expenses associated with transactions and stock offerings	$(410)	$(253)
Stock-based compensation expense	(938)	(442)
Amortization of intangibles	(337)	—
Expenses associated with catastrophe bond, net of rebate	(1,683)	—
Adjusted combined ratio	53.3%	61.6%

Diluted adjusted earnings per share

	Three Months Ended
	March 31,
	2021	2020

	(in thousands, except per share data)

Adjusted net income	$19,286	$12,321
Weighted-average common shares outstanding, diluted	26,256,281	24,778,608
Diluted adjusted earnings per share	$0.73	$0.50

Catastrophe loss ratio

	Three Months Ended
	March 31,
	2021	2020

	($ in thousands)
Numerator: Losses and loss adjustment expenses	$(4,423)	$1,863
Denominator: Net earned premiums	$47,053	$34,806
Loss ratio	(9.4)%	5.4%

Numerator: Catastrophe losses	$(9,631)	$—
Denominator: Net earned premiums	$47,053	$34,806
Catastrophe loss ratio	(20.5)%	0.0%

Adjusted combined ratio excluding catastrophe losses

	Three Months Ended
	March 31,
	2021	2020

	($ in thousands)
Numerator: Sum of losses and loss adjustment expenses, acquisition expenses, and other underwriting expenses, net of commission and other income	$28,427	$22,122
Denominator: Net earned premiums	$47,053	$34,806
Combined ratio	60.4%	63.6%
Adjustments to numerator:
Expenses associated with transactions and stock offerings	$(410)	$(253)
Stock-based compensation expense	(938)	(442)
Amortization of intangibles	(337)	—
Expenses associated with catastrophe bond, net of rebate	(1,683)	—
Catastrophe losses	9,631	—
Adjusted combined ratio excluding catastrophe losses	73.7%	61.6%

Tangible Stockholders’ equity

	March 31,	December 31,
	2021	2020

	(in thousands)
Stockholders' equity	$376,382	$363,713
Intangible assets	(11,186)	(11,512)
Tangible stockholders' equity	$365,196	$352,201